CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

VIRTUAL COMMUNICATIONS CORPORATION., a Nevada corporation

(Pursuant to Section 178.1955 of the Nevada Revised Statutes

Virtual Communications Corporation, a corporation organized and existing under the Nevada Revised Statutes (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Nevada Revised Statutes Section 178.1955 at a meeting duly called and held on 10/31, 2014:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board") in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Corporation, the Board hereby creates a series of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Preferred Stock:

(a) Designation. The series of Preferred Stock to which this Certificate of Designation relates shall be designated "Series A Convertible Preferred Shares" (the "Series A Preferred Stock").

(b) Par Value. The par value of the Series A Preferred Stock shall be $0.001 per share.

(c) Number of Shares. The number of shares constituting the Series A Preferred Stock shall be 5,000,000 shares. None of the shares of the Series A Preferred Stock have been issued. No additional shares of Series A Preferred Stock shall be authorized without the consent of 60% of the Series A Preferred Stock as provided in Section (f)(1)(D).

(d) Dividends. The holders of Series A Preferred Stock will be entitled to receive non-cumulative dividends at the rate per share of seven percent

(7.0%) of the Series A Preferred Stock liquidation preference, when declared by the Board. No dividend shall be paid on any shares of Common Stock unless a dividend is paid with respect to all shares of Series A Preferred Stock in an amount equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which such shares of Series A Preferred Stock could be converted. No dividends may be declared on the Series A Preferred Stock until the after the first anniversary of the initial Qualifying Sales of Series A Preferred Stock. Qualifying Sales shall be cumulative sales of Series A Preferred Stock to one or more purchasers for aggregate cash consideration of not less than $5,000,000.

(e) Liquidation Preferences.

(1) Upon any liquidation, dissolution or winding up of the Corporation, each holder of the Series A Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Common Stock of the Corporation or any other series of capital stock, pari passu with the holders of any additional series of preferred stock ("Additional Series", and together with the Series A Preferred Stock, the "Preferred Stock") based upon the relative liquidation preferences of the Series A Preferred Stock and such Additional Series, an amount in cash equal to the greater of (i) $10.00 per share of the Series A Preferred Stock, or such lesser sum per share in the event the assets of the Corporation that are available for distribution to holders of Series A Preferred Stock are not sufficient to pay $10.00 for each share of Series A Preferred Stock, (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock) held by such holder, plus accrued but unpaid declared dividends, since the date of issue up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up or (ii) that portion of the remaining assets of the Corporation legally available for distribution to its stockholders allocated among the holders of the Common Stock, the Series A Preferred Stock and the holders of any Additional Series, collectively as one class being made ratably as if each share of the Series A Preferred Stock had been converted into the number of

shares of Common Stock issuable upon the conversion of a share of Series A Preferred Stock immediately prior to any such liquidation, dissolution or winding up of the Corporation (the "Liquidation Amount").

(2) The reorganization, consolidation or the merger of the Corporation into or with any other corporation(s) or other entity(ies) in which the stockholders of the Corporation do not hold more than fifty percent (50%) of the voting securities of the merged or consolidated entity, ("Reorganization"), the sale, lease, licensing, exchange or other transfer by the Corporation of all or substantially all of its assets or the commencement by the Corporation of a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or the consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or the making of an assignment for the benefit of its creditors, or an admission in writing of its inability to pay its debts generally as they become due, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subsection; provided that a Reorganization of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this section if (a) the principal agreement for such Reorganization shall expressly provide that the Series A Preferred Stock shall become preferred stock of such surviving entity with rights equivalent to the rights set forth herein ("Surviving Entity Preferred Stock") and (b) the holders of Series A Preferred Stock shall be entitled to receive at the option of each such holder either (A) the Surviving Entity Preferred Stock or (B) the kind and amount of shares or other securities or property which they would have been entitled to receive had they converted their shares of Series A Preferred Stock into shares of Common Stock of the Corporation pursuant to Section (g)(1) hereof.

(f) <u>Voting Rights</u>.

(1) Except as expressly set forth herein or as required by law, the Series A Preferred Stock holders shall be entitled to notice of any

shareholders' meeting and shall have the right to vote, together with the Common Stock as a single class, that number of votes equal to the number of shares of Common Stock into which such Series A Preferred Stock is then convertible; and provided further, that where the Nevada Revised Statutes require a class vote of preferred stock, the Series A Preferred Stock will vote with all other outstanding shares of Preferred Stock as a single class, and where the rights, privileges and preferences of the Series A Preferred Stock would be adversely affected as a class (as distinguished from being affected on a pro-rata basis with holders of all other securities), a vote of the Series A Preferred Stock as a separate class shall be required.

In addition to any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 60% of such outstanding shares of Series A Preferred Stock:

(A) alter, change or amend the preferences, privileges or rights of Series A Preferred Stock or increase or decrease the authorized number of shares of Series A Preferred Stock;

(B) authorize or issue, or obligate itself to authorize or issue, any equity security with rights, preferences or privileges senior to the Series A Preferred Stock as to liquidation preferences, redemption rights or voting rights;

(C) make any material change in the type of business in which the Corporation is engaged in as of the date of this Certificate;

(D) increase or decrease the authorized number of directors constituting the Board or change the election procedures with respect thereto;

(E) amend its Articles of Incorporation, or waive any provision thereof, if such amendment or waiver would amend, waive or adversely affect any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Preferred Stock, including but not

limited to changing the relative seniority rights of the holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, reduce the Liquidation Amount or change the relative seniority of the payment of proceeds from a winding up or dissolution of the Corporation, cancel or modify the conversion rights set forth in Section (g), or the rights in this Section (f); or

(F) amend its By-Laws, if such amendment would adversely affect the holders of the Series A Preferred Stock; or

(G) declare a dividend with regard to Common Stock of the Corporation (except for dividends that are permitted pursuant to Section (d)). This provision shall not apply to the Corporation's repurchase of capital stock granted pursuant to a Stock Benefits Plan (as defined in subsection (g)(6)(B)(iv);

(H) reclassify any shares of Common Stock of the Corporation into shares having a priority or preference superior to or on parity with any priority or preference of the Series A Preferred Stock;

(I) the issuance of securities by any subsidiary of the Corporation to a person or entity other than the Corporation or another subsidiary of the Corporation;

(J) approve any extraordinary corporate transaction, including the sale or exclusive license of all or substantially all of the Corporation's assets, any merger, consolidation, liquidation or any public offering of the Corporation's securities;

(K) any increase in the number of authorized shares of any class of the Corporation's securities; or

(L) agree to do any of the foregoing.

(g) <u>Conversion</u>. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(1) Right to Convert. Each share of Series A Preferred Stock shall be convertible at the office of the Corporation, at the option of the holder thereof, any time after the Common Stock is traded in the over the counter market or on an exchange. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the "Conversion Value" per share by the "Conversion Price" in effect at the time of conversion. The number of shares of Common Stock into which a share of Series A Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" with a maximum Conversion Rate of three shares of Common Stock per share of Series A Preferred Stock. The Conversion Price per share for the Series A Preferred Stock initially in effect shall be the eighty percent (80%) of the average closing bid price of the Common Stock for thirty (30) consecutive trading days preceding the Conversion Date; and the Conversion Value per share of the Series A Preferred Stock shall be $10.00. Except for any automatic conversion in Section g(2), the Conversion Date shall be the date that the holder of Series A Preferred Stock delivers written notice to the Corporation of such holder's election to convert. The initial Conversion Price of the Series A Preferred Stock shall be subject to adjustment as hereinafter provided.

(2) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into Common Stock at its then effective Conversion Rate immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the Corporation's securities (as that term is defined under the Securities Act of 1933, as then in effect) and which values the Corporation at $150,000,000 or more, and in which the proceeds to the Corporation are not less than $25,000,000. The Conversion Price for an Automatic Conversion shall be eighty percent (80%) of the closing bid price for the Common Stock on the closing date of the public offering.

(3) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into Common Stock as provided in Section (g)(1), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office

of the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Stock to be converted, and the person or persons entitled to receive Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

In the event of an automatic conversion pursuant to Section (g)(2), the outstanding Series A Preferred Stock shall be converted automatically without any further action by the holders of the Series A Preferred Stock and whether or not the certificates representing the Series A Preferred Stock are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the Common Stock issuable upon such automatic conversion unless the certificates evidencing such Series A Preferred Stock are either delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of closing of the offering, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(4) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price.

(5) Adjustment of Conversion Price Generally. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(A) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a share distribution payable in Common Stock or by a subdivision or split-up of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(B) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding Common Stock, then, on the effective date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(C) In case the Corporation shall declare a cash distribution upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock securities (other than Common Stock), other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash distributions), or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in such case, the holders of Series A Preferred Stock shall,

concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series A Preferred Stock are then convertible; provided, however, that in the event dividends are paid to holders of both Common Stock and Series A Preferred Stock with respect to any such distributions, no adjustment for such dividends shall be made.

(D) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the shares of the Corporation (other than as a result of a share distribution or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the Series A Preferred Stock shall, if such event is not deemed a liquidation for purposes of Section (e)(3), after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger, or to which such properties and assets shall have been sold or otherwise disposed, to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his Series A Preferred Stock into Common Stock. The provisions of this subsection (D) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(E) All calculations under this Section (g) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(6) Adjustment in Conversion Price of Series A Preferred Stock for Share Issuances Below Conversion Price. If the Corporation shall issue (or, pursuant to this Section (g)(6), shall be deemed to have issued) any shares other than "Excluded Shares" (as defined below) for a consideration per share less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to the issuance of such shares (excluding share subdivisions, split-ups, combinations, distributions or recapitalizations which are covered by Section (g)(5) hereof) (a "Dilutive Issuance"), the Conversion Price of the Series A Preferred Stock in effect immediately after each such issuance shall forthwith be adjusted pursuant to subsections (A) and (B) hereof.

(A) The Conversion Price shall be adjusted to a price equal to the quotient obtained by dividing:

(i) an amount equal to the sum of

(1) the total number of shares of Common Stock outstanding (including any Common Stock issuable upon conversion of all series of Preferred Stock, or deemed to have been issued pursuant to subdivision (B) of this subsection (6)) immediately prior to such Dilutive Issuance multiplied by the Conversion Price in effect immediately prior to such Dilutive Issuance, plus

(2) the consideration received by the Corporation upon such Dilutive Issuance, by

(ii) the total number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (including any Common Stock issuable upon conversion of Preferred Stock or deemed to have been issued pursuant to subdivision (B) of this subsection (6)) plus the number of shares actually issued in the Dilutive Issuance.

(B) For the purposes of any adjustment of the Conversion Price for the Series A Preferred Stock pursuant to this Section (g)(6), the following provisions shall apply:

(i) In the case of the issuance of shares for cash, the consideration shall be deemed to be the amount of cash paid therefor without deduction of any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

(ii) In the case of the issuance of shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the Corporation's stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board shall not exceed the aggregate "Current Market Price" (as defined below) of the shares being issued.

(iii) In the case of the issuance of (x) options to purchase or rights to subscribe for shares (other than Excluded Shares), (y) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Shares), or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(1) the aggregate maximum number of shares deliverable upon exercise of such options to purchase or rights to subscribe for shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (B)(i) and (B)(ii) above), if any, received by the Corporation upon the issuance of such options or rights plus the purchase price provided in such options or rights for the shares covered thereby;

(2) the aggregate maximum number of shares deliverable upon conversion of or in exchange for any such convertible or exchangeable

securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (B)(i) and (B)(ii) above);

(3) on any change in the number of shares deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights relate to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

(iv) If the Corporation shall issue (or pursuant to this Section (g)(6), shall be deemed to have issued) in the same transaction (or a series of related transactions) any shares other than Excluded Shares at different prices, the shares issued in such transaction (or series of related transactions) shall be deemed to have been issued simultaneously for purposes of the computations in this Section (g)(6).

"Excluded Shares" shall mean:

(1) Common Stock issued and outstanding on the date of this Certificate and Common Stock issuable upon exercise of options or other rights to subscribe for Common Stock outstanding on the date of this Certificate; and

(2) shares of Common Stock (or options therefor) hereafter issued or issuable to officers, directors, employees or consultants of the Corporation pursuant to any present or future

employee, director or consultant stock option or stock purchase plan or arrangement approved by the Board (a "Stock Benefit Plan").

All outstanding Excluded Shares (including shares issuable upon conversion of the Preferred Stock, but excluding Common Stock issuable upon exercise of options) shall be deemed to be outstanding for all purposes of the computations of this Section (g)(6).

(7) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than \$0.01. Any adjustment of less than \$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of \$0.01 or more in a Conversion Price.

(8) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section (g), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and Rate at the time in effect for all Preferred Stock held, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

(9) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution (other than a cash distribution), the Corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice

specifying the date on which any such record is to be taken for the purpose of such distribution.

(10) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purpose.

(11) Notices. Any notice required by the provisions of this Section (g) to be given to the holders of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his latest address appearing on the books of the Corporation.

(h) Redemption.

The Series A Preferred Stock is not redeemable by the holders or the Corporation.

(i) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this

Corporation are each authorized to execute, verify, and file a certificate of determination of preferences, rights and privileges in accordance with Nevada law.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 31th day of October, 2014.

Ronald Robinson, Chief Executive Officer